FINAL (ADOPTED AND APPROVED AT THE BOARD
                                             MEETING HELD ON SEPTEMBER 30, 1999)



                                   RESOLUTIONS


         WHEREAS, in connection with the execution and delivery of his Termination Agreement, dated as of August 17, 1999 (Mr. Rutherford's "TERMINATION AGREEMENT") and pursuant to paragraph 2.f thereof, Mr. Rutherford delivered to the Board of Directors (the "BOARD") of Atlantic Gulf Communities Corporation (the "COMPANY") his undated letter of resignation from the Board (his "RESIGNATION LETTER"); and

         WHEREAS, a copy of Mr. Rutherford's Resignation Letter is attached as EXHIBIT A hereto; and

         WHEREAS, pursuant to paragraph 2.f of Mr. Rutherford's Termination Agreement, the parties thereto agreed that Mr. Rutherford's Resignation Letter would become effective on the earlier to occur of (1) the date Mr. Rutherford instructs the Board to accept and date such letter or (2) the date the Board determines, in its sole and absolute discretion, to accept and date such letter (such date being referred to herein as the "EFFECTIVE Date" of Mr. Rutherford's Resignation Letter); and

         WHEREAS, Section 3.3 of the Restated Bylaws of the Company, as amended (the "BYLAWS," a copy of which is attached as EXHIBIT B hereto), sets forth procedures for filling a vacancy on the Board; and

         WHEREAS, the Directors have agreed upon certain procedures ("PROCEDURES") to be followed by the Board in connection with (1) the Board accepting and dating Mr. Rutherford's Resignation Letter and/or (2) appointing a person to fill the vacancy on the Board created by Mr. Rutherford's resignation therefrom, which Procedures are different from the procedures for filling a vacancy set forth in Section 3.3 of the Bylaws; and

         WHEREAS, the Directors have determined that it is in the best interests of the Company to amend the Bylaws to incorporate the Procedures and any and all other conforming amendments thereto necessary or desirable to fully implement the Procedures; and

         WHEREAS, Section 10.1 of the Bylaws (a copy of which is attached as EXHIBIT C hereto) sets forth the procedures for amending the Bylaws.

         NOW,  THEREFORE, be it:

         A. RESOLVED, that Section 3.3 of the Bylaws be, and it hereby is, amended in its entirety to read as follows:

                  "Section 3.3 VACANCIES. Vacancies on the Board may be filled only by a vote of a majority of the Directors then in office, though less than a quorum, or by the sole remaining Director; provided, however, that (i) any vacancies created by any Series A Director ceasing to be a Director shall be filled by a vote of a majority of the Series A
                  Directors   still  then  in  office  or  by  a  sole
                  remaining Director, and (ii) notwithstanding anything in these Bylaws to the contrary, any vacancy on the Board created either by Mr. Rutherford dating his Resignation Letter which he delivered, undated, to the Board on or about August 17, 1999 (Mr. Rutherford's "Resignation Letter"), or by the Board accepting and dating Mr. Rutherford's Resignation Letter, may be filled only by a unanimous vote of all of the Directors then in office."

 and be it

         B. FURTHER RESOLVED, that Section 10.1 of the Bylaws be, and it hereby is, amended in its entirety to read as follows:

                  "Section 10.1 AMENDMENTS. Except for Section 2.2(b), which may be amended only by the stockholders, these Bylaws may be amended, altered or repealed at any meeting of the Board, by vote of a majority of the entire Board, or at any regular Board meeting by the unanimous vote of all of the Directors present; provided, that, (i) notwithstanding anything in these Bylaws to the contrary, the second sentence of
                  Section 3.2 of these Bylaws (setting the number of Directors constituting the entire Board at seven) and Section 3.3(ii) of these Bylaws (regarding the filling of any vacancy on the Board created by Mr. Rutherford's resignation therefrom) may be amended, altered or repealed only by a unanimous vote of all of the Directors then in office and (ii) notice of any proposed alteration, amendment or repeal of all or any portion of these Bylaws shall have been sent by mail to all the Directors not fewer than three days before the meeting at which they are to be acted upon."

and be it

         C. FURTHER RESOLVED, that nothing contained in any of the foregoing Resolutions is intended to, nor shall it, affect, in any way, the rights of the stockholders of the Company under the Delaware General Corporation Law, the Charter and/or the Bylaws, to elect any person to the Board, to fill a vacancy on the Board or to adopt, amend, alter or repeal the Bylaws.